Exhibit 10.6

BURGERFI INTERNATIONAL, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (“Restricted Stock Unit Agreement” or “Award Agreement”) is made and entered into as of the Legal Grant Date (as defined below), by and between BurgerFi International, Inc., a Delaware corporation (the “Company”), and the Participant (the “Participant”) named below. Any capitalized term used but not explicitly defined in this Award Agreement shall have the meaning ascribed to such term in the BurgerFi International, Inc. 2020 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”), which is attached hereto as Exhibit A.

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.	Award Information.

a.	Legal Grant Date:	July 13, 2021

b.	Participant Name:	Julio Ramirez

c.	Number of Restricted Stock Unit(s) Awarded:	250,000

2.

Restricted Stock Unit Award. The Company hereby grants to the Participant the total number of Restricted Stock Unit(s) (“Restricted Stock Unit”) set forth above subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by this reference, provided; however, that 36% (89,000 Shares) of the total Restricted Stock Units will not be issued (deemed or otherwise) under the Plan until the aggregate number of shares reserved for Awards under the Plan is increased consistent with Section 5.1 of the Plan, which is scheduled to occur on January 1, 2022. A Restricted Stock Unit represents an unsecured and unfunded promise by the Company to deliver, in accordance with the terms of the Plan, Shares or cash with respect to each Restricted Stock Unit. The Restricted Stock Units have been credited to a bookkeeping account on the Participant’s behalf. All amounts credited to the Participant’s account shall continue to be part of the general assets of the Company. The Restricted Stock Units shall be earned in whole, or in part, or not at all, as provided herein.

3.	Vesting. Except as otherwise provided in this Section 3, Restricted Stock Units subject to this grant shall vest as follows:

(a) 20%, or 50,000 Restricted Stock Units, shall vest on the one year anniversary of the Commencement Date subject to the Participant achieving certain Key Performance Indicators set forth on Exhibit B attached hereto for fiscal year 2021;

(b) 20%, or 50,000 Restricted Stock Units, shall vest on the two year anniversary of the Commencement Date subject to the Participant achieving certain Key Performance Indicators set forth on Exhibit B attached hereto for fiscal year 2022;

(c) 20%, or 50,000 Restricted Stock Units, shall vest on the three year anniversary of the Commencement Date subject to the Participant achieving certain Key Performance Indicators set forth on Exhibit B attached hereto for fiscal year 2023;

(d) 20%, or 50,000 Restricted Stock Units, shall vest on the four year anniversary of the Commencement Date subject to the Participant achieving certain Key Performance Indicators set forth on Exhibit B attached hereto for fiscal year 2024; and

(e) 20%, or 50,000 Restricted Stock Units, shall vest on the fifth year anniversary of the Commencement Date subject to the Participant achieving certain Key Performance Indicators set forth on Exhibit B attached hereto for fiscal year 2025.

For purposes of this Section, “Commencement Date” shall mean December 16, 2020, which is the date the Participant began employment with the Company, and the period of time between each anniversary of the Commencement Date shall be referred to as the “Vesting Year”.

In the event of the Participant’s Termination of Service by the Company without Cause, all unearned Restricted Stock Units awarded under this Award Agreement that could be earned during the Vesting Year in which the Termination of Service occurs shall vest immediately prior to the Termination of Service.

Notwithstanding anything else contained herein, if there is a Change of Control prior to a Termination of Service, all unearned Restricted Stock Units awarded under this Award Agreement shall vest immediately prior to the Change of Control.

4.	Termination of Employment; Additional Forfeiture.

(a) All Restricted Stock Units that are held by the Participant that are not vested as of the date of the Participant’s Termination of Service for any reason shall automatically, and without notice, terminate and be forfeited upon the Termination of Service.

(b) All or a portion of the Restricted Stock Units awarded hereunder may be forfeited pursuant to and in accordance with the Plan.

(c) The Participant shall have no right or interest in any Restricted Stock Units that are forfeited and neither the Company nor any affiliate shall have any further obligations to the Participant under this Award Agreement.

(d) Notwithstanding anything to the contrary, the Committee may, in its sole discretion, waive the forfeiture of any or all Restricted Stock Units granted under this Award Agreement in accordance with the Plan.

5.

Settlement of Awards; Delivery of Shares. The Company shall fully settle the vested Restricted Stock Units consistent with Article X of the Plan by delivering Shares or cash in respect of each Restricted Stock Unit that has so vested as soon as practicable after such vesting date; provided that the Company may withhold a sufficient number of Shares deliverable in satisfaction of such Restricted Stock Unit(s) to be settled to satisfy all or a portion of the tax withholding obligations relating to the vesting and settlement of such units. In no event shall the Participant be entitled to receive any Shares with respect to any unvested or forfeited portion of the Restricted Stock Units awarded hereunder. Such distribution shall be made as soon as practicable after the vesting date, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the Restricted Stock Unit first becomes vested.

6.	Withholding Taxes. The Company shall be entitled to deduct from compensation payable to the Participant any sums required by federal, state, or local tax law to be withheld with respect to the settlement of the Restricted Stock Units, as determined by the Company (the “Withholding Obligation”), including withholding from vested Shares to be issued by the Company in settlement of the Restricted Stock Unit (or portion thereof) that has vested, a number of Shares with an aggregate Fair Market Value that would satisfy the Withholding Obligation. In the alternative, the Company may require the Participant to pay the Withholding Obligation directly to the Company. If the Participant is required to pay the Withholding Obligation directly to the Company, payment in cash (via cashier’s check or such other form acceptable to the Company), or such other method as the Committee may approve, for the Withholding Obligation due shall be delivered to the Company within thirty (30) days following the vesting of such Restricted Stock Units. If the Participant desires to pay the Withholding Obligation directly to the Company in lieu of the Company exercising its entitlement described in the first sentence hereof, payment in cash (via cashier’s check or such other form acceptable to the Company), or such other method as the Committee may approve, for the Withholding Obligation shall be delivered to the Company within thirty (30) days prior to the vesting of such Restricted Stock Units. The Company shall have no obligation upon vesting of Restricted Stock Units to issue the vested Shares otherwise deliverable upon such vesting until payment of the Withholding Obligation has been received or otherwise satisfied.

7.

Participant Representation. By signing this Award Agreement, the Participant agrees to execute, upon request, any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Restricted Stock Unit Agreement. The Participant acknowledges and agrees that the Participant has reviewed this Award Agreement and the Plan in its entirety, had an opportunity to obtain the advice of counsel prior to executing and accepting this Award Agreement, and fully understands all provisions of the Restricted Stock Unit Agreement. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted and may be settled, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Award Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. The Participant hereby acknowledges receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. The Participant further agrees not to sell any shares of Stock acquired pursuant to this Restricted Stock Unit Agreement at a time when applicable laws, regulations or the Company’s or any applicable underwriter’s trading policies prohibit such sale.

8.	Other Provisions.

(a) Additional Commitments. If applicable, the Participant agrees, prior to the vesting of the Restricted Stock Units granted pursuant to this Award Agreement that he or she shall deliver to the Secretary of the Company or the Secretary’s office, or such other place as may be determined by the Committee, payment in cash (via cashier’s check or such other form acceptable to the Company), or such other method as the Committee may approve, for the Withholding Obligation if the Participant desires to pay the Withholding Obligation in lieu of the Company exercising its entitlement in the first sentence of Section 6 hereof.

(b) Restrictive Legends and Stop-Transfer Orders.

(i) The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(ii) The Company shall not be required: (A) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement, or (B) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.

(c) Adjustment. The number of Restricted Stock Units covered by this Restricted Stock Unit Agreement may be adjusted pursuant to the terms of the Plan. The Restricted Stock Unit Agreement shall be subject to the terms of any agreement of merger, liquidation, reorganization or sale in the event the Company is the subject of such a transaction.

(d) Unsecured Obligation. The award of Restricted Stock Units pursuant to this Award Agreement is unfunded, and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or make any payment pursuant to this Award Agreement. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

(e) Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company at its principal executive offices in care of the Secretary of the Company, and any notice to be given to the Participant shall be addressed to the Participant at the most recent address for the Participant shown in the Company’s records. By a notice given pursuant to this Section 8(e), either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

(f) Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

(g) Governing Law; Severability. This Award Agreement shall be administered, interpreted and enforced under the laws of the State of Florida, without regard to the conflicts of law principles thereof. Should any provision of this Award Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

(h) Conformity to Laws and Policies. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required and the Company may cancel the Restricted Stock Unit Agreement if it determines that such Restricted Stock Units awarded hereunder would not be in material compliance with such laws and regulations. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. To the extent permitted by applicable law, the Plan and this Award Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(i) Stockholder Rights. Neither the Participant, nor the Participant’s estate or heirs, have any rights as a stockholder of the Company, including the right to vote or receive dividends or any other rights as a stockholder of the Company with respect to the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and if Shares are delivered to the Participant in accordance with this Award Agreement.

(j) Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns. The Restricted Stock Units are not assignable or transferable by the Participant other than to (i) a beneficiary, (ii) by will or the laws of descent and distribution, and (iii) to family members or entities (including trusts) established for the benefit of the Participant or the Participant’s family members.

(k) Section 409A. This Award Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), to the extent applicable, and shall be construed and administered such that the Restricted Stock Units either (i) qualify for an exemption from the requirements of Section 409A or (ii) satisfy the requirements of Section 409A. If a Restricted Stock Unit is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) and in no event shall the Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Restricted Stock Unit that is subject to Section 409A and that is to be distributed to a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) upon separation from service shall be administered so that any distribution with respect to such Restricted Stock Unit shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within fifteen (15) days after the end of the six (6)-month period. If the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. The determination of a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A.

(Signature page follows.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

BURGERFI INTERNATIONAL, INC.		PARTICIPANT

By:	/s/ Ophir Sternberg	/s/ Julio Ramirez
Name:	Ophir Sternberg	Julio Ramirez
Title:	Executive Chairman of the Board

EXHIBIT A

TO RESTRICTED STOCK UNIT AGREEMENT

BURGERFI INTERNATIONAL, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

EXHIBIT B

TO RESTRICTED STOCK UNIT AGREEMENT

KEY PERFORMANCE INDICATORS FOR JULIO RAMIREZ

FOR FISCAL YEARS 2021-2025

Vesting of the installments of the Restricted Stock Award shall also be subject to meeting the following performance criteria. Each performance measure listed below is to be measured from January 1 to December 31 of each year.

1.	Thirty percent (30%) based on achievement of at least seventy percent (70%) of the Company’s adjusted EBITDA[1] target for the fiscal year.

2.

Up to thirty percent (30%) shall vest proportionate to achieving between seventy percent (70%) and one hundred percent (100%) of the new store openings plan (owned and franchised) for the fiscal year.[2]

3.

With respect to the units that vest in 2021, twenty percent (20%) based on achievement of increase in store operating margin[3] of at least one and one-half percent (1.5%) for the 2021 fiscal year. With respect to the units that vest in all other years, twenty percent (20%) will vest based on achievement of the Company’s budgeted target store operating margin for the fiscal year in which such units vest.

4.	Twenty percent (20%) based on achievement of adding two (2) diverse[4] franchisees during the fiscal year.

[1]

Calculated as net income calculated in accordance with generally accepted accounting principles, adjusted to exclude the adverse impact of items attributable to (a) income taxes, (b) costs or losses attributable to the issuance of debt, equity or acquisitions or dispositions of stock or assets, (c) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or Public Company Accounting Oversight Board or adopted by the Company after the adjusted EBITDA goal is established, (d) restructuring activities, (e) impairment or disposals of long-lived assets, goodwill or other intangible assets, (f) any business interruption event, (g) negative impacts of legal settlement and defense costs, including tax matters, (h) costs associated with replacing information technology systems, (i) pre-opening costs and (j) negative impacts related to the finalization of purchase price allocation of acquired entities.

[2]	Including new Company-owned restaurants, new franchised restaurants and licensed restaurants; excluding ghost kitchens, acquired existing franchisee’s locations and closed locations.
[3]	To be calculated as the decrease in store operating costs, measured as a percentage of Company-owned restaurant sales.
[4]	The term “diverse” refers to women, minorities and any individual in a protected employment class.